Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

AKANDA CORP.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value ("Common Shares")	(1)	Other	30,314,961	$1.3585	$41,182,874.52	0.0001381	$5,687.35

Total Offering Amounts:							$41,182,874.52		5,687.35
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,687.35

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Shares on The Nasdaq Stock Market LLC on January 22, 2026.